Exhibit 99.1

For an accessible version of this Press Release, please visit www.tevapharm.com

TEVA REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS AND REAFFIRMS 2024 FINANCIAL OUTLOOK

•	Generics business and AUSTEDO® growth lead Q1 2024 performance.

•	Q1 2024 revenues of $3.8 billion reflect an increase of 5% in local currency terms, compared to Q1 2023.

•	Generics business growth across all regions – increased by 9% in local currency terms globally, compared to Q1 2023.

•	AUSTEDO – continued growth, up 67% (in the U.S.) from Q1 2023; reaffirming 2024 revenue outlook of ~$1.5 billion.

•	AJOVY® – revenues of $113 million in Q1 2024, up 18% from Q1 2023.

•	Recent FDA approvals of SIMLANDI® and SELARSDI™, biosimilars to Humira® and Stelara®, respectively.

•	Announced positive Phase 3 efficacy results for olanzapine LAI (TEV’ 749); no incidence of post-injection delirium/sedation syndrome (PDSS) observed to date.

Q1 2024 Highlights:

•	Revenues of $3.8 billion

•	GAAP loss per share of $0.12

•	Non-GAAP diluted EPS of $0.48

•	Cash flow used in operating activities of $124 million

•	Free cash flow of $32 million

•	Full year 2024 business outlook reaffirmed:

•	Revenues of $15.7 - $16.3 billion

•	Adjusted EBITDA of $4.5 - $5.0 billion

•	Non-GAAP diluted EPS of $2.20 - $2.50

•	Free cash flow of $1.7 - $2.0 billion

Tel Aviv, May 8, 2024 – Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today reported results for the quarter ended March 31, 2024.

Mr. Richard Francis, Teva’s President and CEO, said, “In 2024 Teva is off to a good start, with global revenues of $3.8 billion showing growth of 5% in local currency terms compared to Q1 2023, fueled by robust growth in our generics business across all regions, and continued growth of our innovative brands AUSTEDO and AJOVY.”

Mr. Francis continued, “As we mark the first anniversary of our Pivot to Growth Strategy, I am proud of the significant strides we have been making in realizing the goals and milestones we set out to achieve on our journey to growth, including the progression of our innovative pipeline and growth drivers, as well as the recent FDA approvals of SIMLANDI and SELARSDI, the biosimilars to Humira® and Stelara®, respectively, and

IR Contacts	Ran Meir Yael Ashman Sanjeev Sharma	(215) 591-8912 +972 (3) 914 8262 (267) 658-2700

PR Contacts	Kelley Dougherty Eden Klein	(973) 832-2810 +972 (3) 906 2645

the positive Phase 3 efficacy results for olanzapine Once-Monthly LAI announced this morning. The study met its primary endpoint, demonstrating a well-tolerated effective long-acting treatment option for schizophrenia, with no incidence of post-injection delirium/sedation syndrome (PDSS) observed to date.

As we continue to accelerate our growth progress, we reaffirm our financial guidance for 2024.”

Pivot to Growth Strategy

In May 2023, we introduced our “Pivot to Growth” strategy, which is based on four key pillars: (i) delivering on our growth engines, mainly AUSTEDO, AJOVY, UZEDY® and our late-stage pipeline of biosimilars; (ii) stepping up innovation through delivering on our late-stage innovative pipeline assets as well as building up our early-stage pipeline organically and potentially through business development activities; (iii) sustaining our generics medicines powerhouse with a global commercial footprint, focused portfolio, pipeline and manufacturing footprint; and (iv) focusing our business by optimizing our portfolio and global manufacturing footprint to enable strategic capital deployment to accelerate our near and long-term growth engines and reorganizing certain of our business units to a more optimal structure, while also reorganizing key business units to enhance operational efficiency.

First Quarter 2024 Consolidated Results

The data presented in this press release with respect to operating income (loss), income (loss) before income taxes, income taxes (benefit), net income (loss) attributable to Teva and earnings (loss) per share for prior period has been revised to reflect a revision in relation to a contingent consideration and related expenses. For additional information, see note 1b to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 and note 1c to our consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended March 31, 2024.

Revenues in the first quarter of 2024 were $3,819 million, an increase of 4% in U.S. dollars or 5% in local currency terms compared to the first quarter of 2023. This increase was mainly due to higher revenues from generic products in all our segments, from AUSTEDO, as well as from AJOVY in our Europe and International Markets segments, partially offset by lower revenues from COPAXONE®, and from Anda, our distribution business in the U.S.

Exchange rate movements during the first quarter of 2024, net of hedging effects, negatively impacted overall revenues by $39 million, compared to the first quarter of 2023. Exchange rate movements during the first quarter of 2024, including hedging effects, negatively impacted our operating income and non-GAAP operating income each by $11 million compared to the first quarter of 2023.

Gross profit in the first quarter of 2024 was $1,771 million, an increase of 12% compared to $1,582 million in the first quarter of 2023. Gross profit margin was 46.4% in the first quarter of 2024, compared to 43.2% in the first quarter of 2023. Non-GAAP gross profit was $1,963 million in the first quarter of 2024, an increase of 9% compared to $1,796 million in the first quarter of 2023. Non-GAAP gross profit margin was 51.4% in the first quarter of 2024, compared to 49.1% in the first quarter of 2023. The increase in both gross profit margin and non-GAAP gross profit margin was mainly due to a favorable mix of products as well as a decrease in our operational costs.

Research and Development (R&D) expenses, net in the first quarter of 2024 were $242 million, an increase of 4% compared to $234 million in the first quarter of 2023, as we continued to execute on our Pivot to Growth Strategy. Our higher R&D expenses, net in the first quarter of 2024, compared to the first quarter of 2023, were mainly due to an increase related to our late-stage innovative pipeline in neuroscience (mainly neuropsychiatry) and in immunology and immuno-oncology. Our R&D expenses, net in the first quarter of 2024 were also impacted by reimbursements from our strategic partnerships.

Selling and Marketing (S&M) expenses in the first quarter of 2024 were $608 million, an increase of 11% compared to the first quarter of 2023 to support our Pivot to Growth strategy, mainly related to commercial activities for AUSTEDO and UZEDY in the U.S.

General and Administrative (G&A) expenses in the first quarter of 2024 were $278 million, a decrease of 6% compared to the first quarter of 2023, mainly due to lower litigation fees in the first quarter of 2024.

Operating loss in the first quarter of 2024 was $218 million, compared to an operating loss of $13 million in the first quarter of 2023. Operating loss as a percentage of revenues was 5.7% in the first quarter of 2024, compared to an operating loss as a percentage of revenues of 0.4% in the first quarter of 2023. The higher operating loss in the first quarter of 2024 was mainly due to higher other assets impairments, restructuring costs and other items, as well as higher S&M expenses in the first quarter of 2024, partially offset by higher gross profit, lower legal settlements and loss contingencies and lower intangible asset impairments in the first quarter of 2024. Non-GAAP operating income in the first quarter of 2024 was $892 million representing a non-GAAP operating margin of 23.4% compared to non-GAAP operating income of $785 million representing a non-GAAP operating margin of 21.4% in the first quarter of 2023. The increase in non-GAAP operating margin in the first quarter of 2024 was mainly impacted by an increase in non-GAAP gross profit margin, partially offset by higher S&M expenses as a percentage of revenues.

Financial expenses, net in the first quarter of 2024 were $250 million, mainly comprised of net-interest expenses of $233 million. In the first quarter of 2023, financial expenses, net were $260 million, mainly comprised of net-interest expenses of $236 million.

In the first quarter of 2024, we recognized a tax benefit of $52 million, on a pre-tax loss of $467 million. In the first quarter of 2023, we recognized a tax benefit of $19 million, on a pre-tax loss of $272 million. Our tax rate for the first quarter of 2024 was mainly affected by deferred tax benefits resulting from Intellectual Property (“IP”)- related integration plans. Such integration plans have been adopted, among others, in an effort of addressing the global adoption of the Organization for Economic Co-operation and Development (OECD) Pillar Two minimum effective corporate tax, commencing in 2024.

Tax rate in the first quarter of 2024 was 11.1%, compared to 7.1% in the first quarter of 2023. Our tax rate for the first quarter of 2024 was mainly affected by deferred tax benefits resulting from intellectual property related integration plans. Non-GAAP tax rate in the first quarter of 2024 was 15.0%, compared to 15.5% in the first quarter of 2023. Our non-GAAP tax rate in the first quarter of 2024 was mainly affected by deferred tax benefits resulting from IP-related integration plans, the generation of profits in various jurisdictions with different tax rates, tax benefits in Israel and other countries, as well as infrequent or non-recurring items. Our non-GAAP tax rate in the first quarter of 2023 was mainly affected by the geographic mix of earnings and interest expense disallowances.

We expect our annual non-GAAP tax rate for 2024 to be between 14%-17%, higher than our non-GAAP tax rate for 2023, which was 13%, mainly due to a reduced net tax benefit related to deferred tax resulting from IP-related integration plans in 2024 compared to 2023.

Net loss attributable to Teva and loss per share in the first quarter of 2024 were $139 million and $0.12, respectively, compared to net loss attributable to Teva and loss per share of $220 million and $0.20, respectively, in the first quarter of 2023. The lower net loss in the first quarter of 2024 was mainly due to higher net loss attributable to non-controlling interests, higher gross profit and lower legal settlements and loss contingencies, partially offset by higher other asset impairments, restructuring and other items, as discussed above. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in the first quarter of 2024 were $548 million and $0.48, respectively, compared to $457 million and $0.40, respectively, in the first quarter of 2023.

Net loss attributable to non-controlling interests was $280 million in the first quarter of 2024, compared to a net loss attributable to non-controlling interests of $33 million in the first quarter of 2023. The higher net loss in the first quarter of 2024 was mainly due to higher impairments of tangible assets largely related to the classification of a business in our International Markets segment as held for sale.

Adjusted EBITDA was $1,005 million in the first quarter of 2024, an increase of 12% compared to $899 million in the first quarter of 2023.

As of March 31, 2024 and 2023, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,167 million and 1,158 million, respectively.

Non-GAAP information: net non-GAAP adjustments in the first quarter of 2024 were $688 million. Non-GAAP net income attributable to Teva and non-GAAP diluted EPS for the first quarter of 2024 were adjusted to exclude the following items:

•	Amortization of purchased intangible assets of $152 million, of which $138 million is included in cost of sales and the remaining $14 million in S&M expenses;

•	Impairment of long-lived assets of $679 million primarily, which primarily consisted of $577 million related to the classification of a business in our International Markets segment as held for sale;

•

Legal settlements and loss contingencies of $106 million, which primarily consisted of $64 million attributable to an update to the estimated settlement provision for the Company’s opioid litigation (mainly the effect of the passage of time on the net present value of the discounted payments);

•

Contingent consideration expenses of $79 million primarily consisted of $64 million related to a change in the estimated future royalty payments to Allergan in connection with lenalidomide (generic equivalent of Revlimid®);

•	Equity compensation expenses of $28 million;

•	Restructuring expenses of $13 million;

•	Accelerated depreciation of $7 million;

•	Financial expenses of $12 million;

•	Costs related to regulatory actions taken in facilities of $3 million;

•	Other non-GAAP items of $44 million;

•	Items attributable to non-controlling interests of $284 million; and

•	Corresponding tax effects and unusual tax items of $150 million.

We believe that excluding such items facilitates investors’ understanding of our business including underlying performance trends, thereby improving the comparability of our business performance results between reporting periods.

For a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and for additional information, see the tables below and the information included under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow used in operating activities during the first quarter of 2024 was $124 million, compared to $145 million of cash flow used in operating activities in the first quarter of 2023. The lower cash flow used in operating activities in the first quarter of 2024 resulted mainly from higher profit in our Europe segment, partially offset by changes in certain working capital items, including a negative impact from accounts payables.

During the first quarter of 2024, we generated free cash flow of $32 million, which we define as comprising $124 million in cash flow used in operating activities, $295 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program), partially offset by $124 million in cash used for capital investment and $15 million in cash used for acquisition of businesses, net of cash acquired. During the first quarter of 2023, we generated free cash flow of $41 million, which we define as comprising $145 million in cash flow used in operating activities, $323 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $2 million in proceeds from divestitures of businesses and other assets, partially offset by $139 million in cash used for capital investment.

As of March 31, 2024, our debt was $19,643 million, compared to $19,833 million as of December 31, 2023. This decrease was mainly due to $193 million of exchange rate fluctuations. The portion of total debt classified as short-term as of March 31, 2024 was 16% compared to 8% as of December 31, 2023. Our average debt maturity was approximately 5.7 years as of March 31, 2024, compared to 6.0 years as of December 31, 2023.

On May 3, 2024, the terms of our revolving credit facility (“RCF”) were amended to update the Company’s maximum permitted leverage ratio under the RCF for certain periods. Under the terms of the RCF, as amended, the Company’s leverage ratio shall not exceed (i) 4.00x in 2024, 2025 and in the first quarter of 2026, (ii) 3.75x in the second, third and fourth quarters of 2026, and (iii) 3.50x in the first quarter of 2027 and onwards. The RCF permits the Company to increase the maximum leverage ratio if it consummates or commences certain material transactions.

Segment Results for the first Quarter of 2024

United States Segment

As part of a recent shift in executive management responsibilities and in line with our Pivot to Growth strategy, commencing January 1, 2024, Canada is reported as part of our International Markets segment and the segment previously known as our “North America” segment is now referred to as our “United States” segment. Prior period amounts were recast to reflect this change.

The following table presents revenues, expenses and profit for our United States segment for the three months ended March 31, 2024 and 2023:

	Three months ended March 31,
	2024		2023
	(U.S. $ in millions /% of Segment Revenues)
Revenues	$1,725	100%	$1,677	100%
Gross profit	858	49.8%	789	47.0%
R&D expenses	154	8.9%	149	8.9%
S&M expenses	261	15.1%	207	12.4%
G&A expenses	93	5.4%	95	5.7%
Other income	1	§	§	§

Segment profit*	$350	20.3%	$338	20.2%

*	Segment profit does not include amortization and certain other items.
§	Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our United States segment in the first quarter of 2024 were $1,725 million, an increase of $48 million, or 3%, compared to the first quarter of 2023. This increase was mainly due to higher revenues from AUSTEDO, and higher revenues from generic products, partially offset by lower revenues from certain innovative products, primarily COPAXONE and BENDEKA® and TREANDA®, as well as from Anda, our distribution business.

Revenues by Major Products and Activities

The following table presents revenues for our United States segment by major products and activities for the three months ended March 31, 2024 and 2023:

	Three months ended March 31,		Percentage Change 2024-2023
	2024	2023
Generic products	$808	$747	8%
AJOVY	45	46	(3%)
AUSTEDO	282	170	67%
BENDEKA and TREANDA	46	62	(26%)
COPAXONE	30	71	(58%)
Anda	381	424	(10%)
Other*	133	158	(16%)

Total	$1,725	$1,677	3%

*

Other revenues in the first quarter of 2023 were higher compared to the first quarter of 2024, mainly due to a reduction in estimated liabilities in connection with ProAir® HFA during the first quarter of 2023 following its discontinuation.

Generic products revenues in our United States segment (including biosimilars) in the first quarter of 2024 were $808 million, an increase of 8% compared to the first quarter of 2023, mainly due to revenues from lenalidomide capsules (the generic version of Revlimid®), partially offset by increased competition to other generic products.

In the first quarter of 2024, our total prescriptions were approximately 314 million (based on trailing twelve months), representing 8.2% of total U.S. generic prescriptions, compared to approximately 312 million (based on trailing twelve months), representing 8.3% of total U.S. generic prescriptions in the first quarter of 2023, all according to IQVIA data.

On February 24, 2024, Alvotech and Teva announced that the FDA approved SIMLANDI (adalimumab-ryvk) injection, as an interchangeable biosimilar to Humira®, for the treatment of adult rheumatoid arthritis, juvenile idiopathic arthritis, adult psoriatic arthritis, adult ankylosing spondylitis, Crohn’s disease, adult ulcerative colitis, adult plaque psoriasis, adult hidradenitis suppurativa and adult uveitis.

On April 16, 2024, Alvotech and Teva announced that the FDA has approved SELARSDI (ustekinumab-aekn) injection for subcutaneous use, as a biosimilar to Stelara®, for the treatment of moderate to severe plaque psoriasis and for active psoriatic arthritis in adults and pediatric patients 6 years and older. In June 2023, Alvotech and Teva reached a settlement and license agreement with Johnson & Johnson, granting a licensed entry date in the U.S. no later than February 21, 2025.

AJOVY revenues in our United States segment in the first quarter of 2024 were $45 million, flat compared to the first quarter of 2023. In the first quarter of 2024, AJOVY’s exit market share in the United States in terms of total number of prescriptions was 27.4% compared to 24.5% in the first quarter of 2023.

AUSTEDO revenues in our United States segment in the first quarter of 2024 increased by 67%, to $282 million, compared to $170 million in the first quarter of 2023, mainly due to growth in volume including the launch of AUSTEDO XR in May 2023, as well as expanded access for patients and increased investment to support higher demand.

AUSTEDO XR (deutetrabenazine) extended-release tablets was approved by the FDA on February 17, 2023, and became commercially available in the U.S. in May 2023. AUSTEDO XR is a new once-daily formulation indicated in adults for tardive dyskinesia and chorea associated with Huntington’s disease, additional to the currently marketed twice-daily AUSTEDO. AUSTEDO XR is protected by ten Orange Book patents expiring between 2031 and 2041.

UZEDY (risperidone) extended-release injectable suspension was approved by the FDA on April 28, 2023 for the treatment of schizophrenia in adults, and was launched in the U.S. in May 2023. UZEDY is a subcutaneous, long-acting formulation of risperidone that controls the steady release of risperidone. UZEDY is protected by nine Orange Book patents expiring between 2025 and 2033. We are moving forward with plans to launch UZEDY in other countries around the world.

BENDEKA and TREANDA combined revenues in our United States segment in the first quarter of 2024 decreased by 26% to $46 million, compared to the first quarter of 2023, mainly due to generic bendamustine products entry into the market. The orphan drug exclusivity that had attached to bendamustine products expired in December 2022.

COPAXONE revenues in our United States segment in the first quarter of 2024 decreased by 58% to $30 million, compared to the first quarter of 2023, mainly due to generic competition and a decrease in glatiramer acetate market share due to availability of alternative therapies. COPAXONE revenues in the first quarter of 2024 were also negatively impacted by an increase in sales allowance due to a non-recurring item.

Anda revenues from third-party products in our United States segment in the first quarter of 2024 decreased by 10% to $381 million, compared to $424 million in the first quarter of 2023, mainly due to lower demand from seasonal and other market conditions. Anda, our distribution business in the United States, distributes generic and innovative medicines and OTC pharmaceutical products from Teva and various third-party manufacturers to independent retail pharmacies, pharmacy retail chains, hospitals and physician offices in the United States. Anda is able to compete in the distribution market by maintaining a broad portfolio of products, competitive pricing and delivery throughout the United States.

United States Gross Profit

Gross profit from our United States segment in the first quarter of 2024 was $858 million, an increase of 9% compared to $789 million in the first quarter of 2023.

Gross profit margin for our United States segment in the first quarter of 2024 increased to 49.8%, compared to 47.0% in the first quarter of 2023. This increase was mainly due to a favorable mix of products primarily driven by an increase in revenues from AUSTEDO and lenalidomide capsules (the generic version of Revlimid®), as well as a decrease in our operational costs.

United States Profit

Profit from our United States segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our United States segment in the first quarter of 2024 was $350 million, an increase of 4% compared to $338 million in the first quarter of 2023. This increase was mainly due to higher gross profit, partially offset by higher S&M expenses.

Europe Segment

Our Europe segment includes the European Union, the United Kingdom and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended March 31, 2024 and 2023:

	Three months ended March 31,
	2024			2023
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,272		100%		$1,184		100%
Gross profit	738		58.0%		655		55.3%
R&D expenses	56		4.4%		53		4.5%
S&M expenses	194		15.2%		187		15.8%
G&A expenses	65		5.1%		70		5.9%
Other income	1	§		§		§

Segment profit*	$423		33.2%		$345		29.1%

*	Segment profit does not include amortization and certain other items.
§	Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our Europe segment in the first quarter of 2024 were $1,272 million, an increase of 7%, or $88 million, compared to the first quarter of 2023. In local currency terms, revenues increased by 4% compared to the first quarter of 2023, mainly due to higher revenues from generic products and AJOVY.

In the first quarter of 2024, revenues from our Europe segment were positively impacted by exchange rate fluctuations of $43 million, including hedging effects, compared to the first quarter of 2023. Revenues in the first quarter of 2024 included $8 million from a positive hedging impact, which is included in “Other” in the table below. Revenues in the first quarter of 2023 included $6 million from a negative hedging impact, which is included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended March 31, 2024 and 2023:

	Three months ended March 31,		Percentage Change 2024-2023
	2024	2023
	(U.S. $ in millions)
Generic products	$1,004	$932	8%
AJOVY	51	36	42%
COPAXONE	57	59	(4%)
Respiratory products	66	68	(3%)
Other	94	89	6%

Total	$1,272	$1,184	7%

Generic products revenues (including OTC and biosimilar products) in our Europe segment in the first quarter of 2024, were $1,004 million, an increase of 8% compared to the first quarter of 2023. In local currency terms, revenues increased by 5%, mainly due to higher volumes.

AJOVY revenues in our Europe segment in the first quarter of 2024 increased by 42% to $51 million, compared to $36 million in the first quarter of 2023. In local currency terms revenues increased by 40%, mainly due to growth in European countries in which AJOVY had previously been launched.

COPAXONE revenues in our Europe segment in the first quarter of 2024 decreased by 4% to $57 million, compared to the first quarter of 2023. In local currency terms, revenues decreased by 5%, due to price reductions and a decline in volume resulting from competing glatiramer acetate products and availability of alternative therapies.

Respiratory products revenues in our Europe segment in the first quarter of 2024 decreased by 3% to $66 million compared to the first quarter of 2023. In local currency terms, revenues decreased by 5% compared to the first quarter of 2023, mainly due to net price reductions and lower volumes.

Europe Gross Profit

Gross profit from our Europe segment in the first quarter of 2024 was $738 million, an increase of 13% compared to $655 million in the first quarter of 2023.

Gross profit margin for our Europe segment in the first quarter of 2024 increased to 58.0%, compared to 55.3% in the first quarter of 2023. This increase was mainly due to a favorable mix of products as well as a decrease in our operational costs.

Europe Profit

Profit from our Europe segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our Europe segment in the first quarter of 2024 was $423 million, an increase of 22%, compared to $345 million in the first quarter of 2023. This increase was mainly due to higher gross profit, as described above.

International Markets Segment

Our International Markets segment includes all countries in which we operate other than the United States and countries included in our Europe segment. As part of a recent shift in executive management responsibilities, commencing January 1, 2024, Canada is reported under our International Markets segment and is no longer included as part of our United States segment. Prior period amounts were recast to reflect this change.

The countries in our International Markets segment include highly regulated, mainly generic markets, such as Canada and Israel, branded generics-oriented markets, such as Russia and certain Latin America markets and hybrid markets, such as Japan.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended March 31, 2024 and 2023:

	Three months ended March 31,
	2024		2023
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$597	100%	$581	100%
Gross profit	297	49.7%	285	49.0%
R&D expenses	28	4.6%	27	4.7%
S&M expenses	118	19.8%	113	19.4%
G&A expenses	35	5.8%	38	6.6%
Other income	§	§	(1)	§

Segment profit*	$117	19.6%	$108	18.5%

*	Segment profit does not include amortization and certain other items.
§	Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our International Markets segment in the first quarter of 2024 were $597 million, an increase of 3% compared to the first quarter of 2023. In local currency terms, revenues increased by 17% compared to the first quarter of 2023, mainly due to higher revenues from generic products in most markets, partially offset by regulatory price reductions and generic competition to off-patented products in Japan.

In the first quarter of 2024, revenues were negatively impacted by exchange rate fluctuations of $82 million, net of hedging effects, compared to the first quarter of 2023. Revenues in the first quarter of 2024 included $4 million from a positive hedging impact, compared to a minimal hedging impact in the first quarter of 2023, which are included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our International Markets segment by major products and activities for the three months ended March 31, 2024 and 2023:

	Three months ended March 31,		Percentage Change 2024-2023
	2024	2023
	(U.S. $ in millions)
Generic products	$477	$477	§
AJOVY	17	13	26%
COPAXONE	12	17	(32%)
Other	91	74	24%

Total	$597	$581	3%

Generic products revenues (including OTC products) in our International Markets segment were $477 million in the first quarter of 2024, flat compared to the first quarter of 2023. In local currency terms, revenues increased by 16% compared to the first quarter of 2023, mainly due to higher revenues in most markets, largely driven by price increases as a result of higher costs due to inflationary pressure and higher volumes, partially offset by regulatory price reductions and generic competition to off-patented products in Japan.

AJOVY was launched in certain markets in our International Markets segment, including in Canada, Japan, Australia, Israel, South Korea, Brazil and others. We are moving forward with plans to launch AJOVY in other markets. AJOVY revenues in our International Markets segment in the first quarter of 2024 were $17 million, compared to $13 million in the first quarter of 2023.

COPAXONE revenues in our International Markets segment in the first quarter of 2024 were $12 million compared to $17 million in the first quarter of 2023.

AUSTEDO was launched in China and Israel in 2021 and in Brazil in 2022, for the treatment of chorea associated with Huntington’s disease and for the treatment of tardive dyskinesia. In February 2024, we announced a strategic partnership for the marketing and distribution of AUSTEDO in China. We continue with additional submissions in various other markets.

International Markets Gross Profit

Gross profit from our International Markets segment in the first quarter of 2024 was $297 million, an increase of 4% compared to $285 million in the first quarter of 2023.

Gross profit margin for our International Markets segment in the first quarter of 2024 increased to 49.7%, compared to 49.0% in the first quarter of 2023. This increase was mainly due to price increases largely as a result of inflationary pressures and a favorable mix of products, partially offset by regulatory price reductions and generic competition to off-patented products in Japan, as well as higher costs due to inflationary and other macroeconomic pressures.

International Markets Profit

Profit from our International Markets segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our International Markets segment in the first quarter of 2024 was $117 million, an increase of 8%, compared to $108 million in the first quarter of 2023.

Other Activities

We have other sources of revenues, primarily the sale of APIs to third parties, certain contract manufacturing services and an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis. Our other activities are not included in our United States, Europe or International Markets segments described above.

On January 31, 2024, we announced that we intend to divest our API business (including its R&D, manufacturing and commercial activities) through a sale, which divestment is expected to be completed in the first half of 2025. The intention to divest is in alignment with our Pivot to Growth strategy. However, there can be no assurance regarding the ultimate timing or structure of a potential divestiture or that a divestiture will be agreed or completed at all.

Revenues from other activities in the first quarter of 2024 were $225 million, an increase of 3% in U.S. dollars, or 2% in local currency terms compared to the first quarter of 2023.

API sales to third parties in the first quarter of 2024 were $128 million, reflecting an increase of 2% in both U.S. dollars and local currency terms, compared to the first quarter of 2023, following a reallocation of an immaterial business within our other activities, in line with our intention to divest our API business.

Conference Call

Teva will host a conference call and live webcast including a slide presentation on May 8, 2024, at 8:00 a.m. ET to discuss its first quarter 2024 results and overall business environment. A question & answer session will follow.

In order to participate, please register in advance here to obtain a local or toll-free phone number and your personal pin.

A live webcast of the call will be available on Teva’s website at: https://ir.tevapharm.com/Events-and-Presentations

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on Teva’s website.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) is a global pharmaceutical leader with a category-defying portfolio, harnessing our generics expertise and stepping up innovation to continue the momentum behind the discovery, delivery, and expanded development of modern medicine. For over 120 years, Teva’s commitment to bettering health has never wavered. Today, the company’s global network of capabilities enables its ~37,000 employees across 58 markets to push the boundaries of scientific innovation and deliver quality medicines to help improve health outcomes of millions of patients every day. To learn more about how Teva is all in for better health, visit www.tevapharm.com.

http://www.tevapharm.com.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures, including, but not limited to, non-GAAP operating income, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross profit margin, Adjusted EBITDA, free cash flow, non-GAAP tax rate, non-GAAP net income (loss) attributable to Teva and non-GAAP diluted EPS, are presented in order to facilitate investors’ understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP measures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items including, but not limited to, the amortization of purchased intangible assets, legal settlements and loss contingencies, impairment of long-lived assets and goodwill impairment, without unreasonable effort. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. You can identify these forward-looking statements by the use of words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. Important factors that could cause or contribute to such differences include risks relating to:

•

our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; concentration of our customer base and commercial alliances among our customers; delays in launches of new generic products; our ability to develop and commercialize biopharmaceutical products; competition for our innovative medicines; our ability to achieve expected results from investments in our product pipeline; our ability to develop and commercialize additional pharmaceutical products; our ability to successfully execute our Pivot to Growth strategy, including to expand our innovative and biosimilar medicines pipeline and profitably commercialize the innovative medicines and biosimilar portfolio, whether organically or through business development, and to sustain and focus our portfolio of generics medicines; and the effectiveness of our patents and other measures to protect our intellectual property rights, including any potential challenges to our Orange Book patent listings in the U.S.;

•

our substantial indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments, may result in a future downgrade of our credit ratings; and our inability to raise debt or borrow funds in amounts or on terms that are favorable to us;

•

our business and operations in general, including: the impact of global economic conditions and other macroeconomic developments and the governmental and societal responses thereto; the widespread outbreak of an illness or any other communicable disease, or any other public health crisis; effectiveness of our optimization efforts; our ability to attract, hire, integrate and retain highly skilled personnel; interruptions in our supply chain or problems with internal or third party manufacturing; disruptions of information technology systems; breaches of our data security; challenges associated with conducting business globally, including political or economic instability, major hostilities or terrorism, such as the ongoing conflict between Russia and Ukraine and the state of war declared in Israel; costs and delays resulting from the extensive pharmaceutical regulation to which we are subject; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets or business units and close or divest plants and facilities, as well as our ability to successfully and cost-effectively consummate such sales and divestitures, including our planned divestiture of our API business;

•

compliance, regulatory and litigation matters, including: failure to comply with complex legal and regulatory environments; the effects of governmental and civil proceedings and litigation which we are, or in the future become, party to; the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; increased legal and regulatory action in connection with public concern over the abuse of opioid medications; our ability to timely make payments required under our nationwide opioids settlement agreement and provide our generic version of Narcan® (naloxone hydrochloride nasal spray) in the amounts and at the times required under the terms of such agreement; scrutiny from competition and pricing authorities around the world, including our ability to comply with and operate under our deferred prosecution agreement (DPA) with the U.S. Department of Justice; potential liability for intellectual property right infringement; product liability claims; failure to comply with complex Medicare, Medicaid and other governmental programs reporting and payment obligations; compliance with anti-corruption, sanctions and trade control laws; environmental risks; and the impact of sustainability issues;

•

the impact of the state of war declared in Israel and the military activity in the region, including the risk of disruptions to our operations and facilities, such as our manufacturing and R&D facilities, located in Israel, the impact of our employees who are military reservists being called to active military duty, and the impact of the war on the economic, social and political stability of Israel;

•

other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our long-lived assets; the impact of geopolitical conflicts including the state of war declared in Israel and the conflict between Russia and Ukraine; potential significant increases in tax liabilities; the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business and our ability to remediate an existing material weakness in our internal control over financial reporting;

and other factors discussed in this press release, in our Quarterly Report on Form 10-Q for the first quarter of 2024 and in our Annual Report on Form 10-K for the year ended December 31, 2023, including in the sections captioned “Risk Factors” and “Forward Looking Statements.” Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income

(U.S. dollars in millions, except share and per share data)

(Unaudited)

		Three months ended March 31,
		2024	2023
Net revenues		3,819	3,661
Cost of sales		2,048	2,079

Gross profit		1,771	1,582
Research and development expenses		242	234
Selling and marketing expenses		608	546
General and administrative expenses		278	296
Intangible assets impairments		80	178
Other asset impairments, restructuring and other items		673	110
Legal settlements and loss contingencies		106	233
Other income		1	(2)

Operating income (loss)		(218)	(13)
Financial expenses, net		250	260

Income (loss) before income taxes		(467)	(272)
Income taxes (benefit)		(52)	(19)
Share in (profits) losses of associated companies, net		4	(0)

Net income (loss)		(419)	(253)
Net income (loss) attributable to non-controlling interests		(280)	(33)

Net income (loss) attributable to Teva		(139)	(220)

Earnings (loss) per share attributable to Teva:	Basic ($)	(0.12)	(0.20)
	Diluted ($)	(0.12)	(0.20)
Weighted average number of shares (in millions):	Basic	1,123	1,115
	Diluted	1,123	1,115

Non-GAAP net income attributable to Teva for diluted earnings per share:*		(139)	(220)

Non-GAAP earnings per share attributable to Teva:*	Diluted ($)	0.48	0.40

Non-GAAP average number of shares (in millions):	Diluted	1,143	1,128

Amounts may not add up due to rounding.

*	See reconciliation attached.

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in millions, except for share data)

(Unaudited)

	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$2,991	$3,226
Accounts receivables, net of allowance for credit losses of $98 million and $95 million as of March 31, 2024 and December 31, 2023, respectively	3,456	3,408
Inventories	3,949	4,021
Prepaid expenses	1,336	1,255
Other current assets	495	504
Assets held for sale	70	70

Total current assets	12,297	12,485
Deferred income taxes	1,960	1,812
Other non-current assets	470	470
Property, plant and equipment, net	5,618	5,750
Operating lease right-of-use assets, net	364	397
Identifiable intangible assets, net	5,056	5,387
Goodwill	17,007	17,177

Total assets	$42,773	$43,479

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$3,060	$1,672
Sales reserves and allowances	3,594	3,535
Accounts payables	2,439	2,602
Employee-related obligations	492	611
Accrued expenses	2,784	2,771
Other current liabilities	1,161	1,044
Liabilities hels for sale	262	13

Total current liabilities	13,792	12,247

Long-term liabilities:
Deferred income taxes	569	606
Other taxes and long-term liabilities	3,991	4,019
Senior notes and loans	16,584	18,161
Operating lease liabilities	294	320

Total long-term liabilities	21,438	23,106

Equity:
Teva shareholders’ equity:	7,278	7,506

Non-controlling interests	265	620

Total equity	7,543	8,126

Total liabilities and equity	$42,773	$43,479

Amounts may not add up due to rounding.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in millions)

(Unaudited)

	Three months ended March 31,
	2024	2023
Operating activities:
Net income (loss)	$(419)	(253)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	272	304
Impairment of goodwill, long-lived assets and assets held for sale	679	189
Net change in operating assets and liabilities	(497)	(349)
Deferred income taxes – net and uncertain tax positions	(189)	(106)
Stock-based compensation	28	32
Other items	2	34
Net loss (gain) from investments and from sale of long lived assets	—	4

Net cash provided by (used in) operating activities	(124)	(145)

Investing activities:
Beneficial interest collected in exchange for securitized trade receivables	295	323
Purchases of property, plant and equipment and intangible assets	(124)	(139)
Proceeds from sale of business and long lived assets	—	2
Acquisition of businesses, net of cash acquired	(15)	—
Purchases of investments and other assets	(12)	(4)
Other investing activities	—	(1)

Net cash provided by (used in) investing activities	144	181

Financing activities:
Purchase of shares from non-controlling interests	(64)	—
Dividends paid to non-controlling interests	(78)	—
Repayment of senior notes and loans and other long term liabilities	—	(3,152)
Proceeds from senior notes, net of issuance costs	—	2,451
Other financing activities	(9)	(5)

Net cash provided by (used in) financing activities	(151)	(706)

Translation adjustment on cash and cash equivalents	(104)	12

Net change in cash, cash equivalents and restricted cash	(236)	(658)
Balance of cash, cash equivalents and restricted cash at beginning of period	3,227	2,834

Balance of cash, cash equivalents and restricted cash at end of period	$2,991	2,176

Cash and cash equivalents	2,991	2,143
Restricted cash included in other current assets .	—	33

Total cash, cash equivalents and restricted cash shown in the statement of cash flows	2,991	2,176

Non-cash financing and investing activities:
Beneficial interest obtained in exchange for securitized accounts receivables	$312	334

Amounts may not add up due to rounding

The accompanying notes are an integral part of the financial statements.

Reconciliation of gross profit to Non-GAAP gross profit

(Unaudited)

	Three months ended March 31,
($ in millions)	2024	2023
Gross profit	$1,771	1,582
Gross profit margin	46.4%	43.2%
Increase (decrease) for excluded items:
Amortization of purchased intangible assets	137	145
Costs related to regulatory actions taken in facilities	3	1
Equity compensation	5	5
Accelerated depreciation	7	25
Other non-GAAP items(1)	41	38
Non-GAAP gross profit	$1,963	1,796
Non-GAAP gross profit margin(2)	51.4%	49.1%

(1)

Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, certain inventory write-offs and other unusual events.

(2)	Non-GAAP gross profit margin is non-GAAP gross profit as a percentage of revenue.

Reconciliation of operating income (loss) to Non-GAAP operating income (loss)

(Unaudited)

			Three months ended March 31,
($ in millions)			2024	2023
Operating income (loss) (1)	($	)	(218)	(13)
Operating margin			(5.7%)	(0.4%)
Increase (decrease) for excluded items:
Amortization of purchased intangible assets			152	165
Legal settlements and loss contingencies (2)			106	233
Impairment of long-lived assets (3)			679	188
Restructuring costs			13	56
Costs related to regulatory actions taken in facilities			3	1
Equity compensation			28	32
Contingent consideration (1)(4)			79	35
Accelerated depreciation			7	25
Other non-GAAP items (5)			44	63
Non-GAAP operating income (loss)	($	)	892	785
Non-GAAP operating margin (6)	($	)	23.4%	21.4%

(1)

The data presented for the prior period have been revised to reflect a revision in the presentation of these items in the consolidated financial statements. For additional information see note 1b to our consolidated financial statements included in our 2023 Annual Report on Form 10-K.

(2)

For the three months ended March 31, 2024, adjustments for legal settlements and loss contingencies primarily consisted of $64 million attributable to an update to the estimated settlement provision for the Company’s opioid litigation (mainly the effect of the passage of time on the net present value of the discounted payments). For the three months ended March 31, 2023, adjustments for legal settlements and loss contingencies primarily consisted of $100 million related to an estimated provision recorded in connection with the U.S. DOJ patient assistance program litigation, $50 million related to a provision for the reverse-payment antitrust litigation over certain HIV medicines, as well as $36 million attributable to an update to the estimated settlement provision related to the remaining opioid cases (mainly the effect of the passage of time on the net present value of the discounted payments).

(3)

For the three months ended March 31, 2024, adjustments for impairment of long-lived assets primarily consisted of $577 million related to the classification of a business in Teva’s International Markets segment as held for sale. For the three months ended March 31, 2023, adjustments for impairment of long-lived assets primarily consisted of $112 million mainly related to regulatory pricing reductions in Japan.

(4)

For the three months ended March 31, 2024, adjustments for contingent consideration primarily consisted of $64 million related to a change in the estimated future royalty payments to Allergan in connection with lenalidomide (generic equivalent of Revlimid ®).

(5)

Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, certain inventory write-offs, material litigation fees and other unusual events.

(6)	Non-GAAP operating margin is Non-GAAP operating income as a percentage of revenues.

Reconciliation of net income (loss) attributable to Teva

to Non-GAAP net income (loss) attributable to Teva

(Unaudited)

			Three months ended March 31,
($ in millions except per share amounts)			2024	2023
Net income (Loss) attributable to Teva(1)	($	)	(139)	(220)
Increase (decrease) for excluded items:
Amortization of purchased intangible assets			152	165
Legal settlements and loss contingencies(2)			106	233
Impairment of long-lived assets(3)			679	188
Restructuring costs			13	56
Costs related to regulatory actions taken in facilities			3	1
Equity compensation			28	32
Contingent consideration(1)(4)			79	35
Accelerated depreciation			7	25
Financial expenses			12	23
Items attributable to non-controlling interests			(284)	(40)
Other non-GAAP items(5)			44	63
Corresponding tax effects and unusual tax items(6)			(150)	(104)
Non-GAAP net income attributable to Teva	($	)	548	457
Non-GAAP tax rate(7)			15.0%	15.5%
GAAP diluted earnings (loss) per share attributable to Teva	($	)	(0.12)	(0.20)
EPS difference(8)			0.60	0.60
Non-GAAP diluted EPS attributable to Teva(8)	($	)	0.48	0.40
Non-GAAP average number of shares (in millions)(8)			1,143	1,128

(1)

The data presented for the prior period have been revised to reflect a revision in the presentation of these items in the consolidated financial statements. For additional information see note 1c to our consolidated financial statements.

(2)

For the three months ended March 31, 2024, adjustments for legal settlements and loss contingencies primarily consisted of $64 million attributable to an update to the estimated settlement provision for the Company’s opioid litigation (mainly the effect of the passage of time on the net present value of the discounted payments). For the three months ended March 31, 2023, adjustments for legal settlements and loss contingencies primarily consisted of $100 million related to an estimated provision recorded in connection with the U.S. DOJ patient assistance program litigation, $50 million related to a provision for the reverse-payment antitrust litigation over certain HIV medicines, as well as $36 million attributable to an update to the estimated settlement provision related to the remaining opioid cases (mainly the effect of the passage of time on the net present value of the discounted payments).

(3)

For the three months ended March 31, 2024, adjustments for impairment of long-lived assets primarily consisted of $577 million related to the classification of a business in Teva’s International Markets segment as held for sale. For the three months ended March 31, 2023, adjustments for impairment of long-lived assets primarily consisted of $112 million mainly related to regulatory pricing reductions in Japan.

(4)

For the three months ended March 31, 2024, adjustments for contingent consideration primarily consisted of $64 million related to a change in the estimated future royalty payments to Allergan in connection with lenalidomide (generic equivalent of Revlimid®).

(5)

Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, certain inventory write-offs, material litigation fees and other unusual events.

(6)

For the three months ended March 31, 2024 and March 31, 2023, adjustments for corresponding tax effects and unusual tax items exclusively consisted of the tax impact directly attributable to the pre-tax items that are excluded from non-GAAP net income included in the other adjustments to this table.

(7)

Non-GAAP tax rate is tax expenses (benefit) excluding the impact of non-GAAP tax adjustments presented above as a percentage of income (loss) before income taxes excluding the impact of non-GAAP adjustments presented above. GAAP tax rate for the three months ended March 31, 2024 and March 31, 2023 was 11.1% and 7.1%, respectively.

(8)	EPS difference and diluted non-GAAP EPS are calculated by dividing our non-GAAP net income attributable to Teva by our non-GAAP diluted weighted average number of shares.

Reconciliation of net income (loss) to adjusted EBITDA

(Unaudited)

	Three months ended March 31,
($ in millions)	2024	2023
Net income (loss) (1)	$(419)	(253)
Increase (decrease) for excluded items:
Financial expenses	250	260
Income taxes	(52)	(19)
Share in profits (losses) of associated companies –net	4	(0)
Depreciation	119	139
Amortization	152	165
EBITDA	54	291
Legal settlements and loss contingencies (2)	106	233
Impairment of long lived assets (3)	679	188
Restructuring costs	13	56
Costs related to regulatory actions taken in facilities (4)	3	1
Equity compensation	28	32
Contingent consideration	79	35
Other non-GAAP items (5)	44	62
Adjusted EBITDA	$1,005	899

(1)

The data presented for the prior period have been revised to reflect a revision in the presentation of these items in the consolidated financial statements. For additional information see note 1b to our consolidated financial statements included in our 2023 Annual Report on Form 10-K.

(2)

For the three months ended March 31, 2024, adjustments for legal settlements and loss contingencies primarily consisted of $64 million attributable to an update to the estimated settlement provision for the Company’s opioid litigation (mainly the effect of the passage of time on the net present value of the discounted payments). For the three months ended March 31, 2023, adjustments for legal settlements and loss contingencies primarily consisted of $100 million related to an estimated provision recorded in connection with the U.S. DOJ patient assistance program litigation, $50 million related to a provision for the reverse-payment antitrust litigation over certain HIV medicines, as well as $36 million attributable to an update to the estimated settlement provision related to the remaining opioid cases (mainly the effect of the passage of time on the net present value of the discounted payments).

(3)

For the three months ended March 31, 2024, adjustments for impairment of long-lived assets primarily consisted of $577 million related to the classification of a business in Teva’s International Markets segment as held for sale. For the three months ended March 31, 2023, adjustments for impairment of long-lived assets primarily consisted of $112 million mainly related to regulatory pricing reductions in Japan.

(4)

For the three months ended March 31, 2024, adjustments for contingent consideration primarily consisted of $64 million related to a change in the estimated future royalty payments to Allergan in connection with lenalidomide (generic equivalent of Revlimid®).

(5)

Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, certain inventory write-offs, material litigation fees and other unusual events.

Segment Information

(Unaudited)

	United States		Europe		International Markets
	Three months ended March 31,		Three months ended March 31,		Three months ended March 31,
	2024	2023	2024	2023	2024	2023
	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$1,725	$1,677	$1,272	$1,184	$597	$581
Gross profit	858	789	738	655	297	285
R&D expenses	154	149	56	53	28	27
S&M expenses	261	207	194	187	118	113
G&A expenses	93	95	65	70	35	38
Other income	1	§	1	§	§	(1)

Segment profit	$350	$338	$423	$345	$117	$108

§	Represents an amount less than $0.5 million.

Reconciliation of our segment profit

to consolidated income before income taxes

(Unaudited)

	Three months ended March 31,
	2024	2023
	(U.S.$ in millions)

United States profit	$350	$338
Europe profit	423	345
International Markets profit	117	108

Total reportable segment profit	890	791
Profit of other activities	2	(6)

	892	785
Amounts not allocated to segments:
Amortization	152	165
Other asset impairments, restructuring and other items*	673	110
Intangible asset impairments	80	178
Legal settlements and loss contingencies	106	233
Other unallocated amounts	99	112

Consolidated operating income (loss)	(218)	(13)

Financial expenses - net	250	260

Consolidated income (loss) before income taxes*	$(467)	$(272)

*

The data presented for the prior period have been revised to reflect a revision in the presentation of these items in the consolidated financial statements. For additional information see note 1c to our consolidated financial statements.

Segment revenues by major products and activities

(Unaudited)

	Three months ended		Percentage Change
	March 31,
	2024	2023	2023-2024
	(U.S.$ in millions)
United States segment
Generic products	$808	$747	8%
AJOVY	45	46	(3%)
AUSTEDO	282	170	67%
BENDEKA/TREANDA	46	62	(26%)
COPAXONE	30	71	(58%)
Anda	381	424	(10%)
Other	133	158	(16%)

Total	1,725	1,677	3%

	Three months ended		Percentage Change
	March 31,
	2024	2023	2023-2024
	(U.S.$ in millions)
Europe segment
Generic products	$1,004	$932	8%
AJOVY	51	36	42%
COPAXONE	57	59	(4%)
Respiratory products	66	68	(3%)
Other	94	89	6%

Total	1,272	1,184	7%

	Three months ended		Percentage Change
	March 31,
	2024	2023	2023-2024
	(U.S.$ in millions)
International Markets segment
Generic products	$477	$477	§
AJOVY	17	13	26%
COPAXONE	12	17	(32%)
Other	91	74	24%

Total	597	581	3%

Free cash flow reconciliation

(Unaudited)

	Three months ended March 31,
	2024	2023
	(U.S. $ in millions)

Net cash used in operating activities	(124)	(145)
Beneficial interest collected in exchange for securitized accounts receivables	295	323
Capital investment	(124)	(139)
Acquisition of businesses, net of cash acquired	(15)	—
Proceeds from divestitures of businesses and other assets	—	2

Free cash flow	$32	$41